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                                                                   EXHIBIT 10.27


                                   eSAT, Inc.
                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into effective as of MARCH 15TH, 2000 between eSAT, INC., a Nevada corporation (the "COMPANY") and Steve Tulk (the "EMPLOYEE").


RECITAL:

  A. The Company and Employee desire to enter into this Agreement to assure the company of the continuing and exclusive services of Employee and to set forth the rights and duties of the parties.


AGREEMENT:

    NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.  EMPLOYMENT.

    During the term of this Agreement, the Company shall employ Employee, and Employee accepts employment, as SENIOR VP BUSINESS DEVELOPMENT AND SENIOR VP NETWORK SOLUTIONS REPORTING DIRECTLY TO MICHAEL C. PALMER, CHIEF EXECUTIVE OFFICER OF ESAT INC. Employee's primary duties will be to provide technical guidance, strategic direction and business development as necessary to eSAT and in subsidiary companies and interests. Employee will faithfully perform his duties to the best of his ability in accordance with the reasonable directions of the Company as given through the Board of Directors and the Chief Executive Officer and the President. Employee will devote his full business time, ability, attention and loyalty to the business of the Company during the term of this Agreement, and will not, directly or indirectly, render any services of a business, commercial or professional nature to any other person, firm, corporation or organization for compensation without the prior written consent of the Company.


2.  TERM.

    The term of Employee's employment by the Company pursuant to this Agreement shall be for a period of five (5) years, commencing January 1st, 2000 and ending December 31st, 2004. The term of Employee's employment is subject to earlier termination as provided in Section 7.


3.  COMPENSATION; FRINGE BENEFITS

    3.1 Base Salary. The company shall pay Employee a monthly salary during the term of this Agreement. This salary shall be a minimum of $12,500 per month and paid on a biweekly basis. Employee's salary shall not be reduced at any time during the term of this Agreement, but the foregoing shall not limit the Company's rights under Section 7.

    3.2 Bonus. Employee shall be entitled to a yearly bonus, payable in January of each Calendar year, based on performance up to 100% of Base Salary as described in Section 3.1. The bonus entitlement will be determined in accordance with the policies and practices of eSat.


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    3.3    Stock Options. Employee and or its nominee shall be awarded stock options to purchase a total 350,000 shares of the Company's common stock pursuant to the Company's Stock Option and Stock Bonus Plan at a value of $4.00 per share vesting 116,667 shares per year over a three (3) year period beginning January 1st, 2000 (for example, 116,667 vest 1/1/00, 116,667 vest 1/1/01, 116,666 vest 1/1/02). In the event of the consummation of a Sale Transaction (as defined below) relating to the Company, the stock options awarded as part of this agreement and issued pursuant to the Company's Stock Option and Bonus Plan will automatically vest. A "Sale Transaction" shall mean the acquisition by a single entity or group of affiliated entries (other than existing shareholders of the Company or their affiliates) of more than seventy-five percent (75%) of each class of voting securities of the Company pursuant to a tender offer or exchange offer approved in advance by the Board of Directors.

    3.4 Relocation. Employee will be reimbursed for the expenses associated with relocating from Illinois to California as described in Exhibit A of this Agreement. If the Employee voluntarily leaves the Company within eighteen (18) months of the transfer date, Employee will be required to repay all relocation expenses.

    3.5 Bridge Loan. For the purpose of purchasing a home in California, Company will provide Employee with an interest free bridge loan equal to $150,000 within two (2) weeks of Employee entering into escrow on the California home. Employee will repay this bridge loan within three (3) business days following the close of the Illinois escrow. Employee expects the close of the Illinois escrow to occur no later than ninety (90) days from the date of this Agreement.

    3.6 Taxes. Compensation paid to Employee under Sections 3.1 through 3.3 inclusive, shall be subject to withholding for federal and state income tax purposes. All payments received by Employee shall be reported on his federal and state tax returns as compensation for employment in a manner consistent with this Agreement.

    3.7 Expenses. During the employment term, the Company shall reimburse Employee for reasonable out-of-pocket expenses incurred in performing direct service for the Company upon submission of receipts to the Company each month. Any expense of $500 or more must be approved in advance by the Company. All reimbursements required by this Section
           3.8 shall be subject to such reasonable policies and record keeping as the Company from time to time establish for its employees.


4.  CONFIDENTIAL INFORMATION.

    Employee shall, during the term of this Agreement and thereafter, hold in confidence and not disclose to any person or entity without the express prior authorization of the Company, and all trade secrets of the Company (including, without limitation, all customer lists and lists of customer sources), and any and all other secret or confidential information relating to the services, customers, sales or business affairs of the Company or its affiliates. Employee agrees that he will not make use of any of the above at any time after termination of his employment. Upon termination of his employment, Employee shall deliver to company all documents, records, notebooks, work papers and similar repositories containing any information concerning the Company, whether prepared by Employee, the Company, or anyone else. This Agreement will further incorporate any and all provisions with respect to confidentiality, trade secrets, secret processes and data to which Company may be required to cause its employees to agree under the terms and provisions of any contract entered into by Company with any customer or client thereof, or under the terms of any subcontract to which company may be a party, whether the same be in any contract to which the Company


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    is presently a party or may, during the course of this Agreement, become a party, or under the provisions of any other contract with customer of Company.


5.  NO SOLICITATION OF EMPLOYEES.

    Employee agrees that during the term of this Agreement and for a period of twelve (12) months thereafter, he will not, directly or indirectly, for himself, or as agent, or on behalf of or in conjunction with any other person, firm, partnership, corporation or other entity, hire or induce or entice any employee of the Company or its affiliates to leave such employment or cause anyone else to do so.


6.  ASSIGNMENT.

    Employee shall not have any right to delegate or transfer any duty or obligation to be performed by him to any third party, nor to assign or transfer the right, if any, to perceive payments under this agreement.


7.  TERMINATION

    7.1 Methods of Termination. This Agreement and the employment of Employee may terminate on 30 days written notice with or without cause:

               A. By mutual agreement of the parties.

               B. By the Company if Employee dies or becomes physically or mentally disabled (the term "disabled" shall mean any mental or physical illness or disability that renders the Employee unable to perform the essential functions of this position, after reasonable accommodation of such disability by the Company).

               C. By the Company, for cause, if Employee (a) has committed any material act of dishonesty, fraud or misrepresentation or any act of moral turpitude; (b) is in default of the performance of Employee's material obligations, services or duties under this Agreement; or (c) has failed to execute specific instructions from the Company's Board of Directors or executive officers, which failure is not corrected by Employee after reasonable notice from the Company.

               D. By the Company, without cause, at any time during the term of this Agreement.

               E. By the Employee if the Company is in default of its material obligations or duties under this Agreement.

    7.2    Severance. In the event Employee is terminated as described in this
           Section 7, upon the termination date, Company shall cease all ongoing payments as described in this Agreement and pay Employee twelve (12) months salary as severance.


8.  REPRESENTATIONS AND WARRANTIES OF EMPLOYEE.

    Employee represents and warrants that there are no agreements or arrangements, whether written or oral, that would be breached by Employee upon execution of this Agreement or that would impair or prevent Employee from rendering exclusive services to the Company during


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    the term of this Agreement, and that Employee has not made and will not make any commitment or do any act in conflict with this Agreement.


9.  MISCELLANEOUS.

    This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of California. This Agreement may be modified only with a written instrument duly executed by each of the parties. No waiver by any party of any breach of this Agreement shall be deemed to be a waiver of any proceeding or succeeding breach. The headings and titles to the Sections of this Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.


    IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date above written.



ESAT, INC.



By: /s/ MICHAEL PALMER
   --------------------------------
        Michael Palmer, CEO



EMPLOYEE:



By: /s/ STEVE TULK
   --------------------------------
        Steve Tulk


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                                              EXHIBIT A


           RELOCATION EXPENSES TO BE REIMBURSED BY COMPANY TO EMPLOYEE


        1. Transporting Household and Personal Property

           This category covers transportation of household and personal property including:

               / / furniture
               / / personal effects
               / / non-perishable supplies
               / / the cost of disconnecting major appliances

        2. Moving of Family

               The Employee will be reimbursed for the cost of moving their family from their former residence to their new one. Meals, lodging, tolls and mileage as well as tolls and mileage (at the standard expense account rate) for a second car are included.

        3. Additional Moving Costs

               As is 1 above from storage, if permanent quarters were not available in the first instance.

        4. Temporary Living Expenses

               If the employee experiences a delay in gaining access to their new home, the company will reimburse the employee for the cost of meals and lodging for their family at the new location for up to 60 days.

        5. House Hunting

               The employee and their spouse may make a maximum or two trips (for no more than a total of four days and three nights). They are reimbursed for:

                      a. transportation - car tolls and mileage or airline tickets, car rental at new location during house hunting

                      b.  food and lodging

        6. Incidental Allowance Related to Relocation

               In addition to the above, transferred employees will be paid on month's salary on the day of transfer, to cover various items including but not limited to the following:

                      a.  Removal and installation of telephone lines.

                      b.  Cost of altering and installing carpets and draperies.

                      c.  Loss incurred on sale of car.

                      d.  Cost of new drivers' and auto licenses.

                      e.  Losses on club memberships, tuition fees, etc.

                      f.  Nurse or baby sitter expenses.

                      g.  Loss of security deposit.

                      h. Tax Liabilities for reimbursed items that are not tax deductible.


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        7. Purchase and Sale of Home

           A.  General

               While the primary responsibility for the Employees' home resides with the Employee, the Company recognizes the expense and disruption potential that surrounds a real estate transaction and will make every reasonable effort to make the transaction as smooth as possible.

           B.  Sale of Home

               The Company:

                  a.  will pay for the standard real estate commission.

                  b. will pay for the following other customary selling expenses:

                               -   Appraisal Fees
                               -   Copy Charges
                               -   Credit Report Fee
                               -   Infestation Report
                               -   Inspection(s) Fee
                               -   Lenders Funding/Review Fee
                               -   Mechanics Lien Insurance
                               -   Notary Fees
                               -   Permits
                               -   Realty Transfer Taxes
                               -   Recording Fees
                               -   Settlement Fee
                               -   Survey
                               -   Tax Service Fee
                               -   Title Search and Insurance
                               -   Transfer Stamps

           C.  Purchase of a New Home - Acquisition Expenses

               Employee will be reimbursed for the following costs of purchasing their new home:

                  a. Reasonable attorney's fees for preparation or examination of purchase agreement or deed.

                  b.  Recording mortgage or deed.

                  c. Title search, attorney's fee for opinion of title and title insurance.

                  d.  Survey

                  e.  Credit Report

                  f.  State and local transfer tax

                  g.  Escrow agent closing or settlement fee

                  h.  Termite certificate (excluding treatment for infestation)

                  i. One-time mortgage service charge except when this is normally the seller's expense in accordance with local law or custom.

                  j.  Loan origination fee

                  k.  Company will pay, on a monthly basis for a period of five
                      (5) years or Employees' termination, whichever is shorter, the difference in interest expense between Employees' existing mortgage payment in Illinois and Employees' new mortgage payment in California.


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           D.  Tax Liabilities

               Federal and state tax authorities may consider some of the reimbursements Employee receives to be taxable income. To offset the tax effect, the employee will receive a reimbursement for the additional tax liability associated with the relocation.


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